Exhibit 23.1
LANVISION SYSTEMS, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of LanVision Systems, Inc. of our report dated March 13, 2006, with respect to the consolidated financial statements and schedule of LanVision Systems, Inc., included in the Annual Report on Form 10-K for the year ended January 31, 2006 filed with the Securities and Exchange Commission.

Form	Registration No.	Description
S-8	333-28055	1996 Employee Stock Purchase Plan
S-8	333-18625	1996 Employee Stock Option Plan
S-8	333-20765	1996 Non-Employee Directors Stock
Option Plan
S-8	333-125393	2005 Incentive Compensation Plan

Cincinnati, Ohio	/ s / Ernst & Young LLP
April 5, 2006